                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of June 5, 1995 by and between BRE PROPERTIES, INC., a Delaware corporation (the "COMPANY"), and FRANK MCDOWELL (the "EXECUTIVE").

                                   BACKGROUND

     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions of this Agreement.


      NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement, the parties agree as follows:

     1.   TERM.  The term of this Agreement is from June 5, 1995 to June 5,
2000, unless earlier terminated pursuant to Section 7 (the "TERM").   Executive
shall commence the rendering of personal services under this Agreement on June 22, 1995 (the "START DATE").

      2. DUTIES. Executive shall be employed by the Company as its President and Chief Executive Officer. Executive shall be under the direction and supervision of the Company's Board of Directors (the "BOARD"). Executive shall devote his full business time and best efforts to the Company, with his powers and duties to be determined by the Board. Executive shall not, except for incidental management of his personal financial affairs, engage in any other business, nor shall he serve in any position with any other corporation or entity, without the prior written consent of the Board. Effective as of the Start Date, Executive shall be elected to the Board, and the Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder.

      3. COMPENSATION. During the Term, Executive shall be entitled to receive compensation in accordance with this Section 3.

          3.1 BASE SALARY. Commencing on the Start Date, Executive shall receive an annual base salary ("BASE SALARY") of $300,000. The Board, in its discretion, may increase the Base Salary based on relevant circumstances. The Base Salary shall be payable by the Company to the Executive in equal installments on the dates payments of salary are regularly made by the Company to its executive employees.

          3.2 ANNUAL INCENTIVE BONUS . Executive shall be eligible to receive an annual incentive bonus (the "ANNUAL BONUS") of up to 100% of Base Salary for each fiscal year of the Company during the Term (except that the initial Annual Bonus shall be computed for the period commencing on the Start Date and ending on July 31, 1996 with reference to the Base Salary paid during that period). The amount of the Annual Bonus shall be based on the achievement of predefined operating or performance criteria established by the Board (the "ANNUAL CRITERIA"), with emphasis on Funds from Operations ("FFO") and other operating measures deemed appropriate by the Board. It is anticipated that, for any given year, the amount of the Annual Bonus could range from 0% of Base Salary (in the event of a failure to achieve the Annual Criteria), to 50% of Base Salary (in the event of achievement of the Annual Criteria), to between 50% and 100% of Base Salary (in the event the Annual Criteria are exceeded). Except as otherwise specified in this Agreement, Executive shall earn the Annual Bonus only at the end of each of the Company's fiscal years during the Term. The Annual Bonus, if earned, shall be paid within 90 days after the end of each fiscal year.

          3.3 ONE-TIME RESTRICTED STOCK AWARD. Pursuant to the Company's 1992 Employee Stock Plan (the "1992 PLAN"), the Company shall, on the date of this Agreement, award Executive that number of shares of the Company's common stock (the "COMMON STOCK") having an aggregate Market Value (as defined below) on the first trading day preceding the date of this Agreement equal to $125,000. All of such shares shall constitute "Restricted Shares" (as that term is defined in the 1992 Plan) and shall be pursuant to a customary "Award Agreement" (as defined under the 1992 Plan) providing for, among other things, restrictions upon transfer, escrow, events of forfeiture and vesting. All of such shares shall vest in accordance with the Award Agreement on the third anniversary of the Start Date. As used herein, the term "MARKET VALUE" means the closing price per share of the Common Stock on the New York Stock Exchange.

          3.4 LONG-TERM INCENTIVE AWARDS. Executive shall also be entitled to receive long-term incentive awards issued by the Company and approved by the Board in accordance with the provisions of Section 6.

    4. BENEFITS. During the Term, Executive shall be entitled to receive such other benefits and to participate in such benefit plans as are generally provided by the Company to its executive employees, including, without limitation, automobile allowances, and profit sharing and insurance plans. Executive shall be entitled to two weeks vacation during the 1995 calendar year and four weeks vacation for each calendar year thereafter.

    5. EXPENSES. The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his duties under this Agreement in accordance with Company policy. In addition, Executive shall be reimbursed by the Company (upon presentation of appropriate documentation) for reasonable out-of-pocket expenses related to relocating to the San Francisco Bay Area for moving expenses for household goods, travel for Executive and family to the San Francisco Bay Area, trips for locating housing, and temporary housing for a period of up to six months. In addition, Executive shall be reimbursed for storage of personal property in Dallas (including loading and unloading dock costs) for up to one year from the date such storage began. The total reimbursed relocation expenses shall not exceed $50,000.

     6.   LONG-TERM  INCENTIVE AWARDS.

          6.1  INITIAL LONG-TERM INCENTIVE AWARDS.

               (a) On the date of this Agreement, pursuant to the 1992 Plan, the Company shall (i) grant Executive an immediately exercisable non-qualified option to purchase 20,000 shares of Common Stock at an exercise price equal to the Market Value on the date of this Agreement and (ii) make a full recourse, five-year loan to Executive in an amount equal to the aggregate exercise price for such stock option (the "LOAN"). The Loan shall be made pursuant to a loan agreement between Company and Executive in the form of EXHIBIT A to this Agreement (the "LOAN AGREEMENT"), under which the shares so acquired (and any securities resulting from ownership of such shares) shall be pledged by Executive to the Company as collateral for amounts payable under the Loan Agreement.

               (b) On the date of this Agreement, Executive shall also receive non-qualified stock options to purchase 50,000 shares of Common Stock (the "OPTIONS") at the Market Value on the date of this Agreement. The Options shall be evidenced by a stock option agreement containing the terms and provisions of such Options (including, without limitation, term and termination provisions) together with such other terms and conditions as the Company may reasonable require to assure compliance with applicable law and stock exchange requirements. One third of such Options (i.e., 16,667) shall vest and be fully exercisable on each of the third, fourth, and fifth anniversaries of the Start Date. All such unexercised Options shall, however, automatically terminate on the close of business on the thirtieth day following the fifth anniversary of the Start Date, provided that the Market Value of the Common Stock has not exceeded $39.00 for ten consecutive trading days during the five-year period (as adjusted for any stock split or share dividend). Notwithstanding the foregoing, the Board, acting in its sole discretion, may modify the terms and conditions of the Options, but not the economic substance, if necessary or appropriate to achieve desired accounting treatment.

          6.2  FUTURE LONG-TERM INCENTIVE AWARDS.   Beginning with the fiscal
year commencing on August 1, 1996, and continuing with each subsequent fiscal year during the Term, Executive shall be entitled to receive additional long-term incentive awards under a Management Incentive Compensation Plan ("MICP") to be approved by the Board. It is contemplated that awards under the MICP will take into account financial, operating, and other results achieved during the preceding fiscal year as well as future long-term performance goals. Such awards may be in the form of options, restricted shares, SARs, stock sales, stock grants, forgivable loans, or any other form of long-term compensation, as determined by the Board. However, regardless of form, it is contemplated that the annual awards to Executive under the MICP will provide Executive with the opportunity to receive, assuming achievement of all applicable performance goals, the financial equivalent of (i) a forgivable performance-based five-year loan to purchase 5,000 shares of Common Stock (with interest payable quarterly), and (ii) performance options to purchase 25,000 shares of Common Stock at Market Value on the date of award.

           7.  TERMINATION OF EMPLOYMENT.

          7.1  TERMINATION DUE TO DEATH OR DISABILITY; VOLUNTARY TERMINATION.
If at any time during the Term, Executive shall die, suffer any Disability (as defined below), or voluntarily terminate his employment by the Company, then, in any such event, his employment under this Agreement shall automatically terminate on the date of death, upon any Disability, or the date of voluntary termination, as the case may be. As used herein, the term "DISABILITY" shall mean the inability of Executive to perform his duties because of physical or mental illness or incapacity as determined by the Board.

          7.2 TERMINATION BY THE COMPANY FOR GOOD CAUSE. The Company may terminate this Agreement and Executive's employment at any time for Good Cause. In such event, this Agreement shall terminate on such date as shall be specified in writing by the Company. As used herein, the term "GOOD CAUSE" shall mean (i) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of his duties hereunder, (ii) the failure or refusal of Executive to perform the duties or to render the services assigned to him from time to time by the Board, (iii) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, or (iv) the material breach by Executive of this Agreement or the breach of Executive's fiduciary duty or duty of trust to the Company.

          7.3 TERMINATION BY THE COMPANY OTHER THAN FOR GOOD CAUSE. The Company may terminate this Agreement and Executive's employment for any reason other than for Good Cause. In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Company.

      8.  COMPENSATION UPON TERMINATION.

               8.1  TERMINATION OTHER THAN IN CONNECTION WITH A CHANGE IN
     CONTROL.

               (a) In the event of termination of Executive's employment pursuant to Section 7.1 or 7.2, the Company shall not be obligated, from and after the date of termination, to provide to Executive, and Executive shall not be entitled to receive from the Company, any compensation (including any payments of Base Salary, Annual Bonus, or other awards) or other benefits (including any benefits under the MICP); except that if termination pursuant to
Section 7.1 is due to death or Disability, Executive or his estate shall receive, within 90 days after the close of the fiscal year in which the death or Disability occurred, a lump-sum payment equal to the estimated Annual Bonus that the Executive would have earned for the fiscal year in question (based on actual performance relative to Annual Criteria for the fiscal year and Executive's contribution up to the date of death or Disability), calculated on a pro-rated basis to the date of termination. In the case of any termination of employment pursuant to Sections 7.1 or 7.2, the outstanding balance of the Loan, and all accrued interest, shall be due and payable in full 15 days following the termination date; provided, however, that in the case of termination based upon death or Disability, the outstanding balance on the Loan shall be reduced by such amount by the Pro Rata Calculation (in which case, the Company may delay the due date to complete the Pro Rata Calculation). For the purpose of this Agreement, "PRO RATA CALCULATION" shall mean a pro rata application of Sections 6.1, 6.2, and 6.3 of the Loan Agreement as described in EXHIBIT B to this Agreement, taking into consideration the number of full months worked and the Company's performance data through the last quarter having ended 45 days or more prior to the termination date, not withstanding the fact that such sections of the Loan Agreement do not provide for such pro rata application.

               (b) In the event of termination of Executive's employment pursuant to Section 7.3 within one year from the date of this Agreement, the Company shall provide Executive with the following compensation within 15 days after such termination: (i) Executive shall be entitled to receive a lump-sum payment from the Company equal to 1.5 times his then Base Salary, (ii) all restrictions (other than applicable federal and state securities law) on the shares of Common Stock awarded to Employee under Section 3.3 would be eliminated and such shares would fully vest in Executive, and (iii) the balance due under the Loan Agreement shall be reduced to an amount equal to the product of 20,000 (or such number that reflects stock splits or dividends) times the Market Value on the date of termination, with the balance of the Loan, and all accrued interest, due and payable immediately.

               (c) In the event of termination of Executive's employment pursuant to Section 7.3 after one year from the date of this Agreement, the Company shall provide Executive with the following compensation within 15 days after such termination: (i) Executive shall be entitled to receive a lump-sum payment from the Company equal to his then Base Salary plus an amount equal to the average of his Annual Bonus, if any, over the most recent two years (or the previous Annual Bonus if only one Annual Bonus period has passed), (ii) all restrictions (other than applicable federal and state securities laws) on the shares of Common Stock awarded to Employee under Section 3.3 would be eliminated and such shares would fully vest in Executive, and (iii) the amount payable under the Loan Agreement shall be reduced by the Pro Rata Calculation, with the balance of the Loan, and all accrued interest, due and payable immediately.

          8.2 TERMINATION FOLLOWING A CHANGE IN CONTROL. The following provisions shall apply in lieu of Section 8.1 if, and only if, the termination of Executive's employment occurs within 12 months following a Change in Control (as defined in Section 8.2(d)):

               (a) In the event of termination of Executive's employment pursuant to Section 7.1 due to death or disability, or pursuant to Section 7.2, the provisions of Section 8.1(a) apply.

               (b) In the event of termination of Executive's employment pursuant to Section 7.1 due to voluntary termination by Executive without Good Reason (as defined below), Executive shall be entitled to receive a lump-sum payment from the Company equal to his then Base Salary plus an amount equal to the average of his Annual Bonus, if any, over the most recent two years (or previous Annual Bonus if only one Annual Bonus period has passed). As used herein, the term "GOOD REASON" means (i) a material change in Executive's duties, responsibilities, or authority, or (ii) the Company's relocation of the Executive, without the Executive's consent, to a location outside of the San Francisco metropolitan area. The outstanding balance of the Loan, and all accrued interest, shall be due and payable in full on termination.

               (c) In the event of termination of Executive's employment pursuant to Section 7.1 due to voluntary termination by Executive with Good Reason, or pursuant to Section 7.3, the Company shall provide Executive with the following compensation within 15 days after such termination: (i) Executive shall be entitled to receive a lump-sum payment from the Company equal to two times his then Base Salary plus an amount equal to two times the average of his Annual Bonus, if any, over the most recent two years (or previous Annual Bonus if only one Annual Bonus period has passed), (ii) all restrictions (except applicable federal and state securities law) on the shares of Common Stock awarded to Employee under Section 3.3 would be eliminated and such shares would fully vest in Executive, (iii) all unvested stock options (including the Options) held by Executive at the date of termination, would vest and become fully exercisable for a period of three months from the date of termination, and
(iv) the amount payable under the Loan Agreement shall be reduced by the Pro Rata Calculation, and the balance of the Loan, and all accrued interest, shall be due and payable immediately. In addition, the Executive shall receive within 90 days after such termination, a lump-sum payment equal to the estimated Annual Bonus that Executive would have earned for the fiscal year in question (based on actual performance relative to Annual Criteria for the fiscal year and Executive's contribution up to the date of termination), calculated on a pro-rated basis to the date of termination.

               (d) As used herein, a "CHANGE IN CONTROL" shall be deemed to have occurred when any of the following events occur:

                    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), as in effect on the date hereof, (a "PERSON")) acquiring "beneficial ownership" (as defined in Rule 13D-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) a change in the Board that is the result of a proxy solicitation(s) or other action(s) to influence voting at a shareholders' meeting of the Company (other than by voting one's own stock) by a Person or group of Persons who has Beneficial Ownership of 5% or more of the combined voting power of the securities of the

Company and which causes the Continuing Directors (as defined below) to cease to constitute a majority of the Board; provided, however, that neither of the events described in (i) or (ii) of this Section 8.2(d) shall be deemed to be a Change in Control if the event(s) or election(s) causing such change shall have been approved specifically for purposes of this Agreement by the affirmative vote of at least a majority of the members of the Continuing Directors. For these purposes, a "CONTINUING DIRECTOR" shall mean a member of the Board (i) who is a member of the Board on the date of this Agreement, or (ii) who subsequently becomes a member of the Board and who either (x) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are Directors on the date hereof, or (y) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are described in clauses (i) and (ii) (including clause (ii)(y)), as applicable.

               (e) Notwithstanding anything to the contrary in this Section 8.2, if any of the payments or other compensation to be made to Executive pursuant to this Section 8.2 are determined to be "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), then the amount of such payments or other compensation shall be reduced to the largest amount which would not constitute "parachute payments" as so defined.

     9. CONFIDENTIALITY. It is specifically understood and agreed that some of the Company's business activities are secret in nature and constitute trade secrets, including but not limited to the Company's "know-how," methods of business and operations, and property and financial analyses and reports (all such information, "PROPRIETARY INFORMATION"). All of the Company's Proprietary Information is and shall be the property of the Company for its own exclusive use and benefit, and Executive agrees that he will hold all of the Company's Proprietary Information in strictest confidence and will not at any time, either during or after his employment by the Company, use or permit the use of the same for his own benefit or for the benefit of others unless authorized to do so by the Company's written consent or by a contract or agreement to which the Company is a party or by which it is bound. The provisions of this Section 9 shall perpetually survive the termination of the Agreement.

     10. ARBITRATION. If a dispute arises between Company and Executive concerning this Agreement, the disputed matter shall be submitted to arbitration in the City of San Francisco, California in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES"). Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter. The arbitrators shall apply the law of the State of California in making any determination hereunder. Notwithstanding anything to the contrary which may now or hereafter be contained in the AAA Rules, the parties agree any such arbitration shall be conducted before a panel of three arbitrators who shall be compensated for their services at a rate to be determined by the American Arbitration Association in the event the parties are not able to agree upon their rate of compensation. Each party shall have the right to appoint one arbitrator (to be appointed within twenty days of the notice of a dispute to be resolved by arbitration hereunder), and the two arbitrators so chosen shall mutually agree upon the selection of the third, impartial arbitrator. The majority decision of the arbitrators will be final and conclusive upon the parties hereto.


     11. TAXES; WITHHOLDINGS. All compensation payable by the Company to the Executive under this Agreement which is or may become subject to withholding under the Code or other pertinent provisions of laws or regulation shall be reduced for all applicable income and/or employment taxes required to be withheld.

     12. ADMINISTRATION BY THE BOARD. The Board, or its Compensation Committee as determined by the Board, shall be (i) solely responsible for the interpretation and administration of this Agreement and the Loan Agreement, and
(ii) entitled to modify this Agreement and the Loan Agreement (including, without limitation, performance criteria and targets) as necessary or appropriate to achieve the purposes and intents of the same in light of changing or extenuating circumstances. All such actions, decisions, and modifications regarding this Agreement or Loan Agreement made in good faith by the Board, or by its Compensation Committee, shall be final and binding on Executive.

     13. UPON TERMINATION OF THIS AGREEMENT. The Company shall have the right, without any notice to the Executive, to offset any amounts payable to the Company under the Loan Agreement against any amount payable to the Executive pursuant to this Agreement.

     14.  MISCELLANEOUS.

          14.1 Written notices required by this Agreement shall be sent to Company or Executive by certified mail, with a return receipt requested, to Company's registered address and to Executive's last shown address on Company's records, respectively. Such notice shall be deemed to be delivered two days after mailing.

                    IF TO COMPANY

                    BRE Properties, Inc.
                    One Montgomery Street, Suite 2500
                    Telesis Tower
                    San Francisco, CA  94104
                    Attn:  Malcolm R. Riley

                    WITH COPY TO:

                    Farella, Braun & Martel
                    235 Montgomery Street, Suite 3000
                    San Francisco, CA  94104
                    Attn:  Morgan P. Guenther, Esq.

                    IF TO EXECUTIVE

                    Frank McDowell
                    BRE Properties, Inc.
                    One Montgomery Street, Suite 2500
                    Telesis Tower
                    San Francisco, CA  94104

          14.2 This Agreement and the Loan Agreement contain the full and complete understanding of the parties and supersede all prior representations, promises, agreements, and warranties, whether oral or written.

          14.3 This Agreement shall be governed by and interpreted according to the laws of the State of California.


          14.4 With respect to the Company, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company. With respect to Executive, this Agreement shall not be assignable but shall inure to the benefit of estate of Executive or his legal successor upon death or disability.

          14.5 The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.

          14.6 This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

          14.7 If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.

          14.8 Without limiting the provisions of Section 10, if either party institutes arbitration proceedings pursuant to Section 10 or an action to enforce the terms of this

Agreement, the prevailing party in such proceeding or action shall be entitled to recover reasonable attorneys' fees, costs, and expenses.

          14.9 No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.

                                   COMPANY:  BRE PROPERTIES, INC.



                                   By:  /s/ L. Michael Foley
                                      ----------------------------------
                                        L. MICHAEL FOLEY

                                   Its:
                                        ---------------------------------


                                   EXECUTIVE:  Frank McDowell



                                   /s/ Frank C. McDowell
                                   ---------------------------------
                                   FRANK C. MCDOWELL

                                    EXHIBIT A


                                 LOAN AGREEMENT


This Loan and Stock Pledge Agreement (the "LOAN AGREEMENT") is made as of June 5, 1995, by and between BRE PROPERTIES, INC. (the "COMPANY") and FRANK MCDOWELL (the "EXECUTIVE").

                                   BACKGROUND


WHEREAS, Company and Executive have entered into an employment agreement as of even date as this Loan Agreement (the "EMPLOYMENT AGREEMENT"); and

WHEREAS, in connection with the Employment Agreement, Company and Executive desire Company to make a personal loan to Executive subject to the terms and conditions of this Loan Agreement.


NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Loan Agreement, the parties agree as follows:


1. CAPITALIZED TERMS. Capitalized terms used but not defined in this Loan Agreement shall have the meanings given them in the Employment Agreement

2.   LOAN.   Subject to the terms and conditions stated in this Loan Agreement,
Company hereby makes a Loan to Executive in the amount of $612,500.

3. USE OF PROCEEDS. Executive agrees to use all of the proceeds from the Loan to exercise his option to purchase, from the Company, 20,000 shares of Common Stock granted pursuant to Section 6.1(a) of the Employment Agreement (the "SHARES").

4. INTEREST. The outstanding principal amount of the Loan shall bear interest at a rate of 8.25% per annum from the date hereof to the date of payment, compounded annually.

5. PAYMENT. The outstanding principal balance of the Loan, and all interest accrued thereon (such principal and interest, the "PAYMENT AMOUNT"), shall be due and payable in full on June 5, 2000 (the "MATURITY DATE"), subject to (i) acceleration of payment under the circumstances described in the Employment Agreement, (ii) the reductions provided under

Section 6 of this Loan Agreement and, as applicable, the Employment Agreement, and (iii) the time periods required for calculating the performance-based provisions of this Loan Agreement and the Employment Agreement (in the case of such time periods, interest shall continue to accrue).

6. REDUCTION OF LOAN. Effective on the Maturity Date, the Payment Amount shall be reduced to the extent provided by the following formulae:

     6.1 ASSET GROWTH. Up to 20% of the Payment Amount may be reduced based on the gross book value of the Company's equity investments in real estate, investments in limited partnerships, and mortgages (the "ASSETS") as follows:
At the Maturity Date, the Payment Amount shall be reduced by 20% if the Assets as of April 30, 2000 have a gross book value of $937 million or more. If the Assets on such date have a gross book value of $791 million or less, there will be no reduction of Payment Amount under this Subsection 6.1. If the Assets on such date have a gross book value of between $791 million and $937 million, the reduction shall be prorated on a scale between 0% and 20%. For example, if the Assets are $820 million at the Maturity Date, the reduction shall be 4% of the Payment Amount.

     6.2. FUNDS FROM OPERATIONS. Up to 50% of the Payment Amount may be reduced based on an increase in FFO per share of Common Stock. On the second anniversary date of the Loan (although such reduction is only effective at the Maturity Date), the growth in FFO per share of Common Stock between the twelve-month period ending April 30, 1995 and the twelve-month period ending April 30, 1997 shall be compared against the growth in FFO per share of common stock of the ten largest publicly-traded multi-family REITs as designated by the Company based on total assets (the "INDEXED REITS"). Such comparison shall be made to the extent reasonably practicable based on the most recent financial information made available to the public by the Indexed REITs. If the increase in FFO per share of Common Stock is equal to or less than the 50th percentile of the Indexed REITs, there will be no reduction in Payment Amount (together with a proportionate amount of accrued interest); if the increase is at or above the 80th percentile of the Indexed REITs, there will be a 20% reduction in Payment Amount on the Maturity Date; if the increase is between 50% and 80%, the reduction in Payment Amount shall be computed on a pro-rated basis between 0% and 20%. For example, if the increase is 62%, the reduction shall be 8% of the Payment Amount.

     On the Maturity Date, the growth in FFO per share of Common Stock over the three-year period ending April 30, 2000 shall be compared against the growth in FFO per share of common stock of the ten Indexed REITs designated by the Company for the most reasonably comparable three-year period (ending no later than April 30, 2000), respectively, of such Indexed REITs. Such comparison shall be made to the extent reasonably practicable based on the most recent financial information made available to the public by the Indexed REITs. In this case, however, up to 30% of Payment Amount may be reduced on the Maturity Date if the 80th percentile performance is met, with the reduction to be pro-rated down to 0% if the performance is at or below the 50th percentile.

     6.3 CALENDAR YEAR-END SHARE PRICE MULTIPLE. Up to 30% of the Payment Amount may be reduced based on the FFO MULTIPLE (as used herein, "FFO MULTIPLE" shall mean Market Value as of the last trading date of the calendar year divided by its FFO per share for the preceding twelve-month period). Following the Maturity Date, the Company shall compute the simple numerical average of the FFO Multiples as of December 31 of each of the preceding five years (each such multiple being based on the preceding twelve months' FFO) (the "AVERAGE MULTIPLE"). The Average Multiple will then be compared against the Average Multiple of the ten Indexed REITs designated by the Company for such five-year period. If the Average Multiple for the Company is at or below the 50th percentile of the Indexed REITs, there will be no reduction in Payment Amount; if the Average Multiple is at or above the 80th percentile, there will be a 30% reduction in Payment Amount; if the increase is between 50th and 80th percentile, the reduction in Payment Amount will be computed on a pro-rated basis between 0% and 30%. For example, if the increase is at the 72nd percentile, the reduction shall be 22% of the Payment Amount.

7.   PLEDGE OF  STOCK.

     7.1 PLEDGED SHARES. Executive's obligations under this Loan Agreement are secured by the Shares, and Executive hereby grants the Company a security interest in the Shares, and in any other shares of Company's Common Stock (or any warrants, rights, options or other securities) to which Executive may hereafter be or become entitled as a result of his ownership of the Shares (together with the Shares, the "PLEDGED SHARES"). The foregoing security interest shall constitute a first priority interest to secure the payment of the Payment Amount as such amount is reduced by Section 6 hereof and, as applicable, the Employment Agreement. Upon issuance of the Shares, all certificates representing the Shares shall be fully endorsed in blank by the Executive and delivered by the Executive to the Company.

     7.2 RIGHTS OF COMPANY AS SECURED PARTY. Company shall have all rights and remedies set forth in this Loan Agreement and all other rights of a secured party at law or in equity.

     7.3 RIGHTS REGARDING PLEDGED SHARES. Company has the right to deliver any or all of the Pledged Shares to any person, to have any or all of the Pledged Shares registered in its name or in the name of any other person, and Executive irrevocably appoints the Company its attorney-in-fact authorized at any time during the term of this Loan Agreement to take any actions or exercise any rights available to the Company under this Loan Agreement.

     7.4 DIVIDENDS. Unless there is a default under this Loan Agreement, the Executive shall be entitled to receive and retain dividends and other amounts payable to the Executive as a result of its record ownership of the Pledged Shares. Upon a default, the Company is entitled to all dividends and other amounts that are paid after the default (whether or not declared prior to the default), which Company shall apply towards the payment of principal and interest on the Loan.

     7.5 VOTING RIGHTS. Unless there is a default under this Loan Agreement, Executive shall have the right to vote the Pledged Shares.

     7.6 EXECUTIVE'S REPRESENTATIONS REGARDING SHARES. The Executive represents that, as of the date of this Loan Agreement, the Pledged Shares are owned by the Executive, and Executive has not taken any action that would result in the Pledged Shares being subject to any adverse claims, liens, or encumbrances (other than the pledge under this Loan Agreement), and, to his knowledge, there are no adverse claims, liens, or encumbrances on the Pledged Shares as of the date of this Loan Agreement.

     7.7 RELEASE OF SECURITY. Upon full payment of the Loan pursuant to the terms of this Loan Agreement, Company shall deliver the certificates representing the Pledged Shares to Executive.

     7.8 REMEDIES RELATED TO COLLATERAL. Upon an Event of Default, Company may, in its sole discretion and with or without further notice to Executive (in addition to all rights or remedies available at law or equity or otherwise):
(i) register the Pledged Shares in the name of the Company or in any such name as the Company may decide, (ii) exercise the Company's proxy or other voting rights with respect to the Pledged Shares (and Executive agrees to deliver promptly further evidence of the grant of such proxy in any form requested), and
(iii) exercise any rights provided to a secured party under the applicable Commercial Code.

8. RECOURSE LOAN. The parties agree that the Loan is a recourse loan, and Executive shall be personally liable for all amounts payable to the Company under this Loan Agreement notwithstanding the Company's security interest in the Pledged Shares.

9. EVENT OF DEFAULT. It shall be an event of default (an "EVENT OF DEFAULT") if Executive fails to pay the Company pursuant to Section 5.

10.  CERTAIN ACCOUNTING PRINCIPLES.   All computations under this Loan Agreement
shall be made in accordance with generally accepted accounting principles as such principles are applied in the Company's financial statements. With respect to all computations hereunder based on FFO, the parties acknowledge that the REIT industry, from time to time, adopts alternative measures designed to reflect operating performance. The parties agree that, if such measures are adopted by the Board for the Company's reporting purposes, such new measures shall be substituted for FFO in this Loan Agreement to the extent practicable.

11.  MISCELLANEOUS.

     11.1 Any notice or other communication required or permitted hereunder shall be in writing and be governed by the notice provisions of the Employment Agreement.

     11.2 This Loan Agreement and the Employment Agreement contain the full and complete understanding of the parties and supersede all prior representations, promises, agreements, and warranties, whether oral or written.

     11.3 This Loan Agreement shall be governed by and interpreted according to the laws of the State of California.

     11.4 With respect to Company, this Loan Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company. With respect to Executive, this Loan Agreement shall not be assignable but shall inure to the benefit of estate of Executive or his legal successor upon death or disability.

     11.5 The captions of the various sections of this Loan Agreement are inserted only for convenience and shall not be considered in construing this Loan Agreement.

     11.6 This Loan Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

     11.7 If any provision of this Loan Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Loan Agreement shall remain in full force and effect and the invalid, illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability in accordance with the applicable law at that time.

     11.8 This Loan Agreement shall be governed by the arbitration provisions of the Employment Agreement, including the provision relating to recovery of reasonable attorneys' fees, costs, and expenses.

     11.9 No remedy made available to Company by any of the provisions of this Loan Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

     IN WITNESS WHEREOF, this Loan Agreement has been executed as of the date specified in the first paragraph.

                                   COMPANY:  BRE PROPERTIES, INC.



                                   By:       /s/ L. Michael Foley
                                       ---------------------------------
                                             L. MICHAEL FOLEY
                                   Its:


                                   EXECUTIVE:  Frank McDowell



                                        /s/ Frank C. McDowell
                                   -----------------------------------
                                        FRANK C. MCDOWELL

                                    EXHIBIT B


                          PRO RATA CALCULATION EXAMPLE


Termination prior to the five-year term of the Loan where Executive is eligible for Pro Rata Loan Forgiveness:

Assumptions:

     1.   Agreement Date:  June 15, 1995
     2.   Termination Date:  August 5, 1998 (after 37 full months).
     3.   Performance:

          Gross Book Value of Assets - $617 million (on April 30, 1998, the last fiscal quarter ended 45 days or more prior to the termination date) or 18% compound annual growth from the $376.776 million starting point on April 30, 1995 used in establishing the $791 million threshold (16% compound annual growth), and the $937 million target (20% compound annual growth).

          FFO Growth over the first two years of 22% (between April 30, 1995 and April 30, 1997), which is equal to the 70th percentile of the Indexed REITs for a similar period, and of 12% in the third year (between April 30, 1997 and April 30, 1998, the last fiscal quarter ended 45 days or more prior to the termination date), which is equal to the 90th percentile of the Indexed REITs for a similar period.

          FFO Multiples for the prior year ends:

               12/31/95 - 11.5 (Market Value/Prl2moFFO)
               12/31/96 - 12.7
               12/31/97 - 10.8
               Average - 11.7 or equal to the 60th percentile of the Indexed
                    REITs for a similar period.

     4.   Calculation.

          a) Pro Rata means that the executive is eligible for a maximum forgiveness based on the number of full months worked, in this case 37 months or 61.67% of the five-year term of the Loan.

               Calculating the Asset Growth component pursuant to Section 6.1, which provides the potential for 20% forgiveness if the compound annual asset growth meets or exceeds 20%, the Executive would be eligible for a maximum of 12.33% (61.67% of 20%) forgiveness upon meeting or exceeding the 20% targeted growth.

               Calculating the Funds from Operation component pursuant to
               Section 6.2, which provides the potential for 50% forgiveness if FFO growth meets or exceeds the 80th percentile of the Indexed REITs, the executive would be eligible for up to 20% forgiveness for the first two years, and an additional 10.83% maximum potential forgiveness for the last 13 months (13/36 x 30%).

               Calculating the Share Price Multiple pursuant to Section 6.3, which provides the potential for 30% forgiveness if the average share price multiple meets or exceeds the 80th percentile of the Indexed REITs, the Executive would be eligible for a maximum 18.50% forgiveness (61.67% of 30%) if the target is achieved.

          b) Asset Growth Calculation: 18% achieved growth represents 50% of the difference between the 16% threshold and the 20% target. Consequently, the Executive would earn 6.17% forgiveness (0.50 x 12.33%) for this component.

          c) Funds from Operation Growth Calculation: The achieved FFO growth equal to the 70th percentile of the Indexed REITs during the first two years represents 66.67% of the difference between the 50th percentile threshold and the 80th percentile target. Consequently, the Executive would earn 13.33% forgiveness (0.6667 x 20%) for the first two-year component.

          The achieved FFO growth equal to the 90th percentile in the April 30, 1997 to April 30, 1998 period represents 100% performance since it exceeds the 80th percentile target. Consequently, the Executive would earn 10.83% forgiveness (1.0000 x 10.83%) for the first 13 months of the period from April 30, 1997 to April 30, 2000.

          d) FFO Multiple Calculation - The achieved FFO Multiple at the 60th percentile of the Indexed REITs represents 33.33% of the difference between the 50th percentile threshold and the 80% target. Consequently, the Executive would earn 6.17% forgiveness (.3333 x 18.50%) for this component.


Summary               5-Year Potential     Pro Rata          Performance        Actual
                      Forgiveness          Potential         Through Last       Forgiveness
                                           Forgiveness       Quarter
Asset Growth            20%                   12.33%           50.00%             6.17%

FFO Growth
  First 2 Years         20%                   20.00%           66.67%            13.33%
  Last 3 Years          30%                   10.83%          100.00%            10.83%

FFO Multiple            30%                   18.50%           33.33%             6.17%

  Total                100%                   61.66%                             36.50%


Note that all percentage calculations are calculated to two decimal points (i.e., 18.50%).

Only the number of full months from the date of the Agreement are considered (i.e., an exact 37-month period would end on July 14, 1998, and the Executive would NOT get credit for an additional month until an August 14, 1998 termination date.)

Only data through the last quarter ending 45 days or more prior to the termination date are considered for evaluating performance. Only Indexed REIT published data up to and including the last date of data regarding the Company's performance are utilized. This should permit a timely determination of forgiveness on or shortly after the end of the five-year period or upon a termination that qualifies for pro rata loan forgiveness.


                                        3